       1                                                          EXHIBIT 4-A
                    1994 EMPLOYEE STOCK PURCHASE PLAN
              FOR AT&T GLOBAL INFORMATION SOLUTIONS COMPANY

l.     PURPOSE

     The 1994 Employee Stock Purchase Plan for AT&T Global Information Solutions Company provides Eligible Employees with an opportunity to purchase AT&T Common Stock through payroll deductions and is intended as an employment incentive and to encourage stock ownership in order to participate in the economic progress of AT&T Global Information Solutions Company and the American Telephone and Telegraph Company ("AT&T") during the term of the Plan.

2.     DEFINITIONS

       2.1 "Plan" shall mean this 1994 Employee Stock Purchase Plan for AT&T Global Information Solutions Company.

       2.2 "Company" shall mean AT&T Global Information Solutions Company, a Maryland corporation and a wholly-owned subsidiary of AT&T.

       2.3     "1992 Plan" shall mean the 1992 NCR Employee Stock Purchase
Plan.

       2.4 "Subsidiary" shall mean any corporation in which the Company, directly or indirectly, owns stock possessing 50% or more of the total combined voting power of all classes of stock.

       2.5 "Designated Subsidiary" shall mean a Subsidiary which shall have been designated by the Chairman, Chief Executive Officer, President or Secretary of the Company to participate in the Plan and shall include all Subsidiaries heretofore designated under the 1992 Plan; provided, that any such designation may be revoked in like manner at any time.

       2.6 "Code" shall mean the Internal Revenue Code of 1986, as amended.

       2.7 "Employees" shall mean all persons employed by the Company or a Subsidiary, excluding those persons whose customary employment is 20 hours or less per week and/or whose customary employment is for five months or less in any calendar year.

       2.8 "Eligible Employees" shall mean only those persons who on an Offering Date:

      i.  are Employees of the Company or a Designated Subsidiary,
      ii. have at least six months of Continuous Service, and
      iii. are not deemed for purposes of Section 423 (b)(3) of the Code to own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a Subsidiary or the parent of the Company, if any.

       2.9 "AT&T Common Stock" shall mean shares of common stock, par value$1.00, of American Telephone and Telegraph Company.

       2.10 "Participant" shall mean an Eligible Employee who elects to participate in the Plan.

       2.11 "Plan Year" shall mean (i) the fiscal year beginning August l, 1994 and ending July 31, 1995, and (ii) each succeeding fiscal year ending July 31 during the period from August 1, 1995 through July 31, 1999, and
(iii) beginning on August 1, 1999, the period from August 1, 1999 through December 31, 1999.

       2.12    "Offering Date" shall mean August 1 and February 1 of each Plan
Year.

       2.13 "Offering" shall mean the offering of shares of AT&T Common Stock to Eligible Employees pursuant to the Plan that occurs on each Offering Date.

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       2.14    "Exercise Date" shall mean, with respect to each Plan Year other than the Plan Year beginning on August 1, 1999, January 31 and July 31 of that Plan Year, and with respect to the Plan Year beginning on August 1, 1999, shall mean December 31, 1999.

       2.15 "Purchase Period" shall mean the period from an Offering Date to the next succeeding Exercise Date.

       2.16 "Board of Directors" shall mean the Board of Directors of the Company.

       2.17 "Compensation" shall mean the total amount received by a Participant from the Company or a Subsidiary as salary, wages, bonus or other remuneration including (i) overseas premium pay, (ii) appropriate commission or other earnings by sales personnel, (iii) overtime pay, (iv) payments for cost-of-living increases, and (v) sick pay, but excluding contributions of the Company or a Subsidiary to an employee benefit plan thereof.

       2.18 "Continuous Service" shall mean the length of time an Employee has been in the continuous employ of the Company and/or a Subsidiary and/or an Affiliate as determined by the continuity of service rules of the Company and/or a Subsidiary or, if no such rules exist, as determined by the Secretary.

       2.19 "Payroll Department" shall mean the department of the Company or a Subsidiary from which a Participant's Compensation is disbursed.

       2.20 "Secretary" shall mean the person holding the office of Secretary of the Company.

       2.21 "Highest Remaining Balance" for any Offering shall mean the highest unrefunded balance lower than the Purchase Price for such Offering that remains in any Participant's Stock Purchase Account upon the expiration of the Purchase Period for such Offering.

       2.22 "Affiliate" means any person that directly, or through one or more intermediaries, controls, or is controlled by, or under common control with, the Company.

       2.23 The masculine gender includes the feminine, the singular includes the plural and the plural includes the singular unless the context otherwise requires.

3.     SHARES

     The aggregate number of shares of AT&T Common Stock which may be purchased under the Plan shall not exceed ten million (10,000,000), subject to adjustment in accordance with Section 20 hereof. Shares issued under the Plan may consist, in whole or part, of authorized and unissued shares or treasury shares.

4.     OFFERING

     Each Eligible Employee on an Offering Date shall be entitled to purchase, in the manner and on the terms herein provided, whole shares of AT&T Common Stock at the Purchase Price set forth in Section 8 hereof with amounts withheld or paid pursuant to Sections 6 and 12 hereof during the Purchase Period commencing on such Offering Date. Anything herein to the contrary notwithstanding, if any person entitled to purchase shares pursuant to any Offering hereunder would be deemed, for the purposes of Section 423
(b) (3) of the Code, to own stock (including any number of shares which such person would be entitled to purchase hereunder and under any other similar plan or stock option plan of the Company, the parent of the Company or any Subsidiary) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, the parent of the Company or a Subsidiary, the maximum number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced to that number which, when added to the number of shares of stock of the Company, the parent of the Company or a Subsidiary which such person is so deemed to own (excluding any number of shares which such person would be entitled to purchase hereunder), is one less than such 5% and any balance remaining in such person's Stock Purchase Account shall be refunded.

5.     ENTRY INTO THE PLAN; STOCK PURCHASE AGREEMENTS

     Any Eligible Employee may become a Participant in the Plan by filing a Stock Purchase Agreement prior to the Offering Date on which an Offering commences; provided that, an Eligible Employee who is such an employee on August l, 1994 and who was a Participant in the 1992 Plan on July 31, 1994 shall not be required to file a Stock Purchase Agreement for the Offering commencing on August l, 1994 or for any succeeding Offering until such Participant withdraws from the Plan pursuant to Section 13 or Section 14 hereof. Once an Eligible Employee has filed a Stock Purchase Agreement and becomes a Participant in the Plan, he shall remain a Participant until he withdraws from the Plan in accordance with Section 13 hereof, and he shall not be required to file a Stock Purchase Agreement for any succeeding Offering until he withdraws from the Plan. A Participant of any Offering that is terminated in accordance with Section 20 hereof shall continue to be a Participant in any subsequent Offering unless he withdraws from the Plan.

6.     PAYMENT FOR SHARES; PAYROLL DEDUCTIONS

     Payment for shares of AT&T Common Stock purchased hereunder shall be made by authorized payroll deductions from a Participant's Compensation pursuant to this Section or by supplemental payments pursuant to Section 12 hereof.

     In his Stock Purchase Agreement, a Participant shall authorize a deduction from each payment of Compensation during a Purchase Period of any full dollar amount or of any amount equal to any full percentage of such payment; provided, however, that the minimum deduction shall be $2 per week or $9 per month, as appropriate, and the maximum deduction shall be 10% of any payment of Compensation. A Participant may not change the amount of such deductions during a Purchase Period, but may change the amount to be deducted for any subsequent Offering by filing notice thereof prior to the Offering Date on which such subsequent Offering commences.

7.     STOCK PURCHASE ACCOUNTS

     A Stock Purchase Account shall be established and maintained in the name of each Participant. Amounts deducted from a Participant's Compensation pursuant to Section 6 hereof and supplemental payments made pursuant to
Section 12 hereof shall be credited to such Participant's Stock Purchase Account. No interest shall accrue or be payable to any Participant with respect to any amounts credited to such Stock Purchase Account.

8.     PURCHASE PRICE

     The Purchase Price per share of the shares of AT&T Common Stock sold to Participants hereunder for any Offering shall be 85% of the average of the reported highest and lowest sale prices of shares of AT&T Common Stock on the New York Stock Exchange on the applicable Exercise Date. Should no sale of AT&T Common Stock occur on any Exercise Date, then the Purchase Price shall be determined on the basis of the sales of AT&T Common Stock on the next preceding day on which such sales were made. Anything herein to the contrary notwithstanding, the Purchase Price per share shall not be less than the par value of a share of AT&T Common Stock.

9.     PURCHASE OF SHARES; LIMITATION ON RIGHT TO PURCHASE

     If, as of any Exercise Date, there is credited to the Stock Purchase Account of a Participant an amount at least equal to the Purchase Price per share of AT&T Common Stock as of the Exercise Date, as determined in Section 8 hereof, the Participant shall buy, and the Company shall sell at such Purchase Price, in United States dollars, the largest number of whole shares of AT&T Common Stock which can be purchased with the amount credited to such Participant's Stock Purchase Account.


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     Anything herein to the contrary notwithstanding, (i) a Participant may not purchase more than 1,150 shares of AT&T Common Stock in any Offering hereunder and (ii) if at any time when any person is entitled to complete the purchase of any shares pursuant to the Plan, taking into account such person's rights, if any, to purchase stock under all other employee stock purchase plans of the Company, its parent and of any Subsidiaries, the result would be that during the then current calendar year such person would have first become entitled to purchase under the Plan and all such other plans a number of shares of stock which would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares which such person shall be entitled to purchase pursuant to the Plan shall be reduced by the number which is one more than the number of shares which represents the excess, and any balance remaining in such persons Stock Purchase Account shall be refunded.

10.    EXPIRATION OF OFFERING

     As of each Exercise Date the amount credited to the Stock Purchase Account of each Participant in the applicable Offering shall be charged with the aggregate Purchase Price of the shares of AT&T Common Stock purchased by the Participant on such Exercise Date. With respect to each Exercise
Date, the remaining balance credited to his Stock Purchase Account on such Exercise Date shall be refunded to each Participant if he files notice of his election for refund prior to such Exercise Date. If no such notice is filed by a Participant and if he has not withdrawn from the Plan in accordance with Section 13 hereof, any remaining balance credited to his Stock Purchase Account shall be credited to his Stock Purchase Account for the next succeeding Offering hereunder (other than the Offering beginning on August l, 1994); provided, however, that if the amount of any Participant's remaining balance should exceed the Highest Remaining Balance applicable to the Offering for such Exercise Date, any such excess shall be refunded to such Participant.

11.   ISSUANCE OF SHARES; STOCK CERTIFICATES

     The shares of AT&T Common Stock purchased by a Participant on an Exercise Date shall, for all purposes, be deemed to have been issued and sold at the close of business on such Exercise Date. Prior to that time, none of the rights or privileges of a stockholder shall exist with respect to such shares.

     As soon as practicable after such Exercise Date, the Company shall cause to be issued and delivered, a certificate for the number of shares of AT&T Common Stock purchased by a Participant on such Exercise Date, which certificate shall be registered in the manner designated in the Participant's Stock Purchase Agreement. Such designation may be changed at any time by filing notice thereof. The Secretary shall have sole discretion to adopt rules governing the registration of certificates for shares purchased hereunder, and may restrict the types of designations permitted under a Participant's Stock Purchase Agreement.

12.    SUPPLEMENTAL PAYMENTS

     For any Offering under the Plan (except the Offering beginning on August l, 1994), a Participant may make a supplemental payment to the Stock Purchase Account in an amount equal to the Highest Remaining Balance applicable to the next preceding Offering under the Plan, reduced by the amount, if any, remaining in his Stock Purchase Account upon the expiration of the next preceding Offering, provided, however, that a Participant in any Offering may not make a supplemental payment if such Participant elected to have the remaining balance credited to his Stock Purchase Account for the next preceding Offering refunded to him in accordance with Section 10 hereof. A Participant's supplemental payment for any Offering must be received by the Company or a Designated Subsidiary within 30 days after the date of the statement issued by the Company setting forth the amount of the supplemental payment.

13.    WITHDRAWAL

     A Participant may withdraw from the Plan at any time by filing notice of withdrawal. Upon a Participant's withdrawal, the entire amount credited to his Stock Purchase Account shall be refunded to him. Any Participant who withdraws from the Plan may again become a Participant hereunder in accordance with Section 5 hereof.

14.    TERMINATION OF CONTINUOUS SERVICE; OTHER INVOLUNTARY WITHDRAWAL

     In the event of termination of a Participant's Continuous Service for any reason, the entire amount credited to his Stock Purchase Account as of the effective date of any such occurrence shall be used to purchase shares of AT&T Common Stock pursuant to Section 9 hereof as of the next succeeding Exercise Date and any remaining balance credited to his Stock Purchase Account shall be refunded to him; provided, however, that if a Participant's Continuous Service is terminated for any reason at least three months prior to the next succeeding Exercise Date or if the Designated Subsidiary status of the Subsidiary by which he is employed is revoked at any time, the entire amount credited to his Stock Purchase Account shall be refunded to him.

15.    PROCEDURE IF INSUFFICIENT SHARES AVAILABLE

     In the event that on any Exercise Date the aggregate funds available for the purchase of shares of AT&T Common Stock pursuant to Section 9 hereof would purchase a number of shares in excess of the number of shares then available for purchase under the Plan, the Secretary shall proportionately reduce the number of shares which would otherwise be purchased by each Participant on such Exercise Date in order to eliminate such excess, the Plan shall automatically terminate immediately after such Exercise Date and any remaining balance credited to the Stock Purchase Account of each Participant shall be refunded to each such Participant.

16.    RIGHTS NOT TRANSFERABLE

     Rights to purchase shares under the Plan are exercisable only by the Participant during his lifetime and are not transferable by him other than by will or the laws of descent and distribution. If a Participant attempts to transfer his rights to purchase shares under the Plan other than by will, he shall be deemed to have requested withdrawal from the Plan and the provisions of Section 13 hereof shall apply with respect to such Participant.

17.    ADMINISTRATION OF THE PLAN

     Subject to the general control of, and superseding action by, the Board of Directors, the Secretary shall have full power to administer the Plan. He shall adopt rules not inconsistent with the provisions of the Plan for its administration. He shall adopt the form of Stock Purchase Agreement, all notices required hereunder, and any restrictions on the registration of certificates for shares purchased hereunder. His interpretation and construction of the Plan and Rules shall, subject as aforesaid, be final and conclusive.

18.    AMENDMENT OF THE PLAN

     The Board of Directors, with the approval of the Senior Vice President, Human Resources of AT&T, may at any time, or from time to time, alter or amend the Plan in any respect, except that, without approval of the stockholders of AT&T, no amendment may (i) increase the number of shares reserved for purchase under the Plan other than as provided in Section 19 hereof or (ii) reduce the Purchase Price per share as defined in Section 8 hereof.

19.    RECAPITALIZATION; EFFECT OF CERTAIN TRANSACTIONS


     The aggregate number of shares of AT&T Common Stock reserved for purchase under the Plan as provided in Section 3 hereof, the maximum number of shares which a Participant may purchase in any Offering as provided in Section 9 hereof, and the calculation of the Purchase Price per share as provided in
Section 8 hereof shall be appropriately adjusted to reflect any increase or decrease in the number of issued shares of AT&T Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares, effected without receipt of consideration by the Company. If AT&T shall merge or consolidate, whether or not AT&T is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of AT&T or any shares issued in connection with such merger or consolidation in exchange for shares of stock of AT&T, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of AT&T shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant thereunder shall be paid to each such Participant.

     If the Company shall merge or consolidate with a corporation that is not an Affiliate of the Company, whether or not the Company is the surviving or resulting corporation in such merger or consolidation, any Offering hereunder shall pertain to and apply to shares of stock of the Company or any shares issued in connection with such merger or consolidation in exchange for shares of stock of the Company, unless prior to such merger or consolidation, the Board of Directors of the Company shall, in its discretion, terminate the Plan and/or any Offering hereunder. Notwithstanding the foregoing, a dissolution or liquidation of the Company shall cause the Plan and any Offering hereunder to terminate and the entire amount credited to the Stock Purchase Account of each Participant thereunder shall be paid to each such Participant.

20.    EXPIRATION AND TERMINATION OF THE PLAN

     The Plan shall continue in effect through December 31, 1999 unless terminated prior thereto pursuant to Section 15 or 19 hereof, or pursuant to the next succeeding sentence. The Board of Directors shall have the right to terminate the Plan or any Offering hereunder at any time. In the event of the expiration of the Plan or its termination or the termination of any Offering pursuant to the immediately preceding sentence, the entire amount credited to the Stock Purchase Account of each Participant hereunder shall be refunded to each such Participant.

21.    APPLICATION OF FUNDS

     All funds received by the Company under the Plan may be used for any corporate purpose.

22.    NOTICE

     Any notice which a Participant files pursuant to the Plan shall be in the appropriate form and shall be delivered by hand or mailed, postage prepaid, to such Participant's Payroll Department.

23.    REPURCHASE OF STOCK

     Neither the Company nor AT&T shall be required to repurchase from any Participant shares of AT&T Common Stock which such Participant acquires under the Plan.

24.    ALTERNATE CONTRIBUTION METHODS

     Anything herein to the contrary notwithstanding, in the event authorized payroll deductions form a Participant's Compensation are not permitted by reason of the provisions of local law applicable to the Company or a Designated Subsidiary, or are not practicable in the opinion of the Secretary, then consistent with the requirements of Code section 423, the appropriate alternative method pursuant to which affected Participants may make payment for shares of AT&T Common Stock purchased hereunder which would otherwise have been made pursuant to Section 6 hereof shall be designated by the Secretary. Payments made hereunder shall be deemed to have been made pursuant to Section 6 hereof.